EXHIBIT 1.2

VECTREN UTILITY HOLDINGS, INC.

(an Indiana corporation)

AND THE GUARANTORS NAMED HEREIN

Senior Debt Securities

TERMS AGREEMENT

March 5, 2008

To:	Vectren Utility Holdings, Inc.

One Vectren Square

Evansville, Indiana 47708

Ladies and Gentlemen:

We understand that Vectren Utility Holdings, Inc., an Indiana corporation (the “Company”), proposes to issue and sell $125,000,000 aggregate principal amount of 6.25% Senior Monthly Notes due April 1, 2039 (the “2039 Notes”). Subject to the terms of the Indenture, the 2039 Notes will be fully and unconditionally guaranteed as to payment of principal and interest (the “Guarantees”) by Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. (the “Initial Guarantors”). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase from the Company, and the Company agrees to sell to us, the entire principal amount of the 2039 Notes at the purchase price set forth below.

Principal Amount Of 2039 Notes
Underwriter

Edward D. Jones & Co., L.P.	$125,000,000

The 2039 Notes shall have the following terms:

Title:	6.25% Senior Monthly Notes due 2039

Rank:	Unsecured senior indebtedness

Guarantees:	Guaranteed by the Initial Guarantors

Purchase Price:	$121,062,500 (96.85%)

Ratings:	“Baa1” by Moody’s Investors Service, Inc. “A-” by Standard & Poor’s Ratings Services

Aggregate principal amount:	$125,000,000

Denominations:	$1,000 and integral multiples thereof

Currency of payment:	U.S. Dollars

Interest rate or formula:	6.25% per annum

Interest payment dates:	The first day of each month beginning on April 1, 2008.

Regular record dates:	The day (whether or not a business day) which is 15 days prior to the relevant interest payment date.

Stated maturity date:	April 1, 2039

Redemption provisions:	As described in the Prospectus Supplement dated March 5, 2008.

Sinking fund requirements:	The Notes will not have the benefit of, or be subject to, any sinking fund.

Defeasance provisions:	The Notes are subject to defeasance and covenant defeasance as provided in Article 8 of the Indenture.

Fixed or Variable Price Offering:	Fixed

Form:	Book-entry

Listing:	None

Other terms and conditions:	As described in the Prospectus Supplement dated March 5, 2008

Closing date and location:	March 10, 2008 at Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019.

All of the provisions contained in the document attached as Annex I hereto entitled “Vectren Utility Holdings, Inc. — Debt Securities — Underwriting Agreement” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

Please accept this offer on March 5, 2008 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

EDWARD D. JONES & CO., L.P.

By:	/s/ T. William Hizar, Jr.
Authorized Signatory

Accepted:

VECTREN UTILITY HOLDINGS, INC., as Issuer

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

INDIANA GAS COMPANY, INC., as Guarantor

By:	/s/ Robert L. Goocher
Name:
Title:	Vice President and Treasurer

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, as Guarantor

By:	/s/ Robert L. Goocher
Name:
Title:	Vice President and Treasurer

VECTREN ENERGY DELIVERY OF OHIO, INC., as Guarantor

By:	/s/ Robert L. Goocher
Name:
Title:	Vice President and Treasurer

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